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                                                                 Exhibit 21

SUBSIDIARIES OF THE REGISTRANT


The following are the subsidiaries of the registrant, each of which is wholly owned by the registrant.

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

NAME                             STATE OF INCORPORATION
----                             ----------------------

Starmet CMI Corporation                   Delaware

Starmet NMI Corporation                   Massachusetts

Starmet Powders, LLC                      Delaware

Starmet Aerocast, LLC                     Delaware

Starmet Commercial Castings, LLC          Delaware

NMI Foreign Sales Corporation             U.S. Virgin Islands

Starmet Holdings Corporation              Massachusetts

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